Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Atlanticus Holdings Corporation
Atlanta, Georgia
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-150988-99, 333-196041, 333-211351 and 333-218058) of Atlanticus Holdings Corporation of our report dated April 2, 2018, relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K.

/s/ BDO USA, LLP
Atlanta, Georgia
April 2, 2018